Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Variable Insurance Trust of our reports dated February 24, 2025, relating to the financial statements and financial highlights of American International Trust and Disciplined Value International Trust, which appear in John Hancock Variable Insurance Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Statements; Experts”, “Appendix B Financial Highlights of the Funds” and “Statement of Additional Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 14, 2026